Exhibit 14.1

OVERSEAS SHIPHOLDING GROUP, INC.

Code of Business Conduct and Ethics

Overseas Shipholding Group, Inc. (including its subsidiaries, “OSG” or the “Company”) has a proud tradition of observing the highest standards of business conduct. In furtherance of such standards, OSG has prepared this Code of Business Conduct and Ethics, which covers a wide range of business practices and procedures.

This Code cannot detail every situation that may arise. It is the responsibility of each officer, employee and director of OSG to observe not only the letter, but also the spirit of the Code, and other more detailed statements of OSG policy issued from time to time.

If you have any doubt as to the meaning of the Code, you should consult with the Company's Legal Department. If you become aware of any departure from the Code, you should alert the Legal Department, or call the OSG Employee Hotline anonymously and toll-free anytime at 1 (866) 604-1228 if calling in the United States or Canada. If calling from outside of the United States or Canada, please follow these steps to place your call:

1. Dial the OSG International Access Number for the country from which you are calling:

▪	UK 0800-890-877 or 0500-890-877
▪	Singapore 8000-177-177 or 800-0-0100-00
▪	Greece 008-001-411
▪	Philippines 1237-16(Bayan Tel/ICC), 105-16(PLDT), 111-77 (SMART), 111-502(SMART)

2. Once you enter the Access Number, a voice prompt or an Operator will ask you to enter the number you wish to reach.

3. Dial (866)604-1228.  There is no need to dial “1” before the number.

To emphasize this commitment, all officers, employees and directors will be asked to sign the form following this Code. Be sure that you understand the Code and how it applies to you before you sign the form. The Code is available on the Company's website or from the Human Resources Department. This copy of the Code is yours to keep and, from time to time, review.

The Board of Directors

1.	Scope of this Policy

This Policy applies to all Employees (as hereafter defined) performing duties for or on behalf of the Company whether or not directly employed by OSG and wherever located.  Employees mean directors, officers, representatives and all workers performing duties on behalf of the Company, whether or not employed directly by the Company.

2.	Company Books and Records

All Company books, records, accounts and financial statements are to be prepared and maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to the applicable legal requirements and to the Company’s system of internal controls. No Employee shall make, use or approve any false, fictitious or misleading entries, any unrecorded or “off-the-record” funds or assets (unless permitted by applicable law or regulation) or any other device that could be used to distort records of the Company’s operating results or financial condition.

Each Employee is personally accountable for Company funds under his or her control. For example, anyone approving or certifying the correctness of a bill or voucher should do so only on reasonable knowledge that it is proper.

Business records and communications often become public, and all Employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and official reports. Records should always be retained or destroyed according to the Company's record retention policies.

In accordance with those policies, in the event of any litigation or governmental investigations, please consult the Company's Legal Department, or call the OSG Employee Hotline anonymously and toll-free anytime at 1 (866) 604-1228.

3.	Confidentiality

The Company expects its affairs to be conducted with discretion and in confidence. Under no circumstances may an Employee use or disclose any confidential, non-public information in the possession of the Company regarding the Company or any other company with which the Company deals, such as customers, prospective customers and other third parties, except when disclosure is specifically authorized by the appropriate party or legally mandated. Confidential information includes, among other things, any non-public information concerning the Company, including its business, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed. The use of such information for personal gain, such as by trading in OSG securities, can be particularly harmful to the Company and could be the basis for legal action against the Company and the individual disclosing or using the information.

4.	Compliance With Laws, Rules and Regulations

All Employees have the responsibility to comply with the various laws, rules and regulations of the cities, states and countries and other regulatory authorities that affect the Company's business. Questions about the application of these laws and regulations should be directed to the Legal Department, or call the OSG Employee Hotline anonymously and toll-free anytime at 1 (866) 604-1228.

The Company may from time to time express positions on laws and regulations that affect its business, when authorized by the Company's Chief Executive Officer ("CEO"). Employees dealing with public officials on these or other matters should be familiar with lobbying laws and public disclosure requirements.

All Employees should be familiar with the Company’s Anti-Bribery and Corruption Policy.

5.	Conflicts of Interest

Employees should avoid situations in which their personal interests could conflict with, or even appear to conflict with, the interests of the Company or its stockholders. Conflicts of interest arise when the position or responsibilities of an Employee present an opportunity for personal gain (or a benefit to a family member of such Employee) apart from the normal rewards of employment or other position within the Company, or when his or her personal interests are inconsistent with those of the Company and create conflicting loyalties.

It is almost always a conflict of interest for a Company Employee to work simultaneously for a competitor, customer or supplier. Furthermore, you are not allowed to work for, serve as a consultant to, or as a board member of, a competitor. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Legal Department. Any Employee who becomes aware of a conflict or potential conflict should bring it to the attention of the Legal Department, or call the OSG Employee Hotline anonymously and toll-free anytime at 1 (866) 604-1228.

6.	Competition, Fair Dealing

It is the Company's long standing policy to conduct its business at all times in a fair and honest manner in accordance with the highest ethical standards. Stealing proprietary information or otherwise possessing trade secrets that were obtained by any means without the owner’s consent is prohibited.

7.	Anti Bribery and Corruption

Company business should be awarded solely on the basis of price, quality, service and suitability to the Company's needs. All Employees must read and understand the Company’s Anti-Bribery and Corruption Policy and the Company’s Travel and Entertainment Policy.

Any transactions in the nature of bribes are strictly forbidden. It is illegal to pay or receive a bribe whether paid or received directly or indirectly. There is no set monetary threshold that defines a bribe. There is no need for the bribe to be successful to be viewed as corrupt; the offering of it is enough to amount to a criminal offence. These principles apply equally in any country in which OSG operates or carries on business.

Employees must only give or receive entertainment, gifts, loans or other benefits in accordance with Section 6 of the Company’s Anti-Bribery and Corruption Policy. Any Employee who believes that a bribe has been, or will be, paid or offered to or from an OSG Employee should bring it to the attention of the Legal Department, or call the OSG Employee Hotline anonymously and toll-free anytime at 1 (866) 604-1228.

8.	Political and Charitable Donations

Company funds are never to be offered or contributed to, or used for the benefit of, U.S. or foreign political parties or candidates unless permitted by law and specifically authorized by the CEO. No payments of any kind may be made to induce U.S. or foreign public officials to take official action or to directly or indirectly obtain or retain business. Certain payments to or for the benefit of political parties and candidates may be subject to the Company’s Anti-Bribery and Corruption Policy.

The Company will never interfere with its officers', employees' or directors' rights to express their political views and make political contributions as they see fit. However, officers, employees and directors should not express their political views while working on Company business. Officers, employees and directors engaging in political activities should avoid giving the impression that they act for the Company.

Company funds are never to be offered or contributed to, or used for the benefit of, any charitable purpose unless permitted by law and specifically authorized by the CEO.

9.	Corporate Opportunities

Employees owe a duty to the Company to advance the Company’s legitimate business interests when the opportunity to do so arises. Employees are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down.

More generally, Employees are prohibited from using corporate property, information or position for personal gain or competing with the Company. Except to the extent disclosed in advance, and approved by the Board of Directors, Employees should have no significant financial interest in, or dealings with, competitors or persons who do business with the Company. Such interests and dealings may create divided loyalties or the appearance of them, and may cause speculation or misunderstanding. For this purpose, ownership of up to two percent of any class of publicly traded securities will by itself generally not be deemed a significant financial interest.

10.	Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes. All non- public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company has adopted a specific policy governing officers, employees and directors trading in securities of the Company. This policy has been distributed to every Employee. Any questions relating to this policy should be directed to the Legal Department.

11.	Protection and Proper Use of Company Assets

All Employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted. The obligation of Employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

12.	Environmental Compliance

It is the Company's policy to operate its vessels in accordance with all applicable safety, environmental and safety laws and regulations so as to ensure the protection of the environment and the Company's personnel and property. It is the obligation of all personnel to conduct themselves in a manner that is consistent with this policy. It is essential that everyone at the Company who deals with crude oil, petroleum products, hazardous or toxic materials or other potential pollutants complies with environmental laws and regulations and follows the environmental safety procedures specified in the Company’s training programs and environmental compliance manuals.

13.	Compliance with Anti-Trust Laws.

The federal government, most state governments, the European Community and many foreign governments have enacted anti-trust or similar laws designed to ensure that the market for goods and services operates competitively and efficiently. All of the Company’s Employees must comply with such laws. Employees are encouraged to speak with the Legal Department with respect to any existing or potential anti-trust issues.

14.	Discrimination and Harassment

The Company is committed to a work environment in which all employees, vendors and business associates are treated with respect and dignity. The Company’s policies in this regard are set forth in more detail in the Company’s specific policies on:

•	Equal Employment Opportunity; and
•	Harassment Free Workplace.

The Company strictly prohibits all forms of discrimination and harassment including any verbal, physical or written harassment because of race, color, creed, religion, sex, sexual orientation, national origin, age, disability, marital status, alienage or citizenship status, genetic predisposition or carrier status, veteran status or any other characteristic protected by law, or that of his/her relatives, friends or associates. This policy extends to conduct that is made a condition of employment, used as a basis for employment decisions and/or has the purpose or effect of creating an intimidating, hostile or offensive work environment. The Company has a zero tolerance policy with respect to any form of harassment, regardless of whether it occurs at the office or at Company-sponsored settings outside the office. Any violation of this policy will lead to disciplinary action, up to and including dismissal.

If you have experienced any form of discrimination or harassment as an employee, you should report it immediately to your supervisor, the General Counsel of the Company, the global head of Human Resources, or call the OSG Employee Hotline anonymously and toll-free anytime at 1 (866) 604-1228 . All reports will be investigated in a timely manner.  In addition, the Company prohibits retaliation against an individual who, in good faith, reports harassment or cooperates in an investigation.

A romantic or sexually intimate relationship between (A) an officer, manager or supervisor and (B)(i) another officer, manager or supervisor who directly or indirectly reports to the officer, manager or supervisor in section (A) or (ii) an employee who is not an officer, manager or supervisor or (iii) a vendor or business associate engaged in a business relationship with the Company for which such officer, manager or supervisor in section (A) has decision making authority on behalf of the Company with respect to such business relationship create the appearance of favoritism and conflict of interest and could result in claims of sexual harassment.

For these reasons, any officer, manager or supervisor who becomes involved in such a romantic, or sexually intimate relationship (or who is already involved in such a relationship as of the date of the implementation of this policy) immediately must bring it to the attention of their manager or supervisor or the global Head of Human Resources.  Such information will be treated by the Company as confidentially as possible consistent with the Company’s business needs.  Failure to report such relationships immediately will be grounds for disciplinary action, up to and including dismissal.

Where such a relationship exists, the Company reserves the right to make such employment decisions as are necessary to insure that the risks enumerated above attendant to the relationship will not occur. Such steps include, but are not limited to, transfer of one or both parties to the relationship, dismissal of one or both parties to the relationship, adjusting lines of reporting or communication, and requiring the parties to acknowledge in writing the voluntariness of any such relationship.

15.	Occupational Safety and Health

The Company is committed to providing a safe workplace for all Employees. In addition, laws and regulations impose responsibility on the Company to prevent safety and health hazards. By reason of law and policy, and to protect their own safety and the safety of other Employees, Employees are required to follow carefully all Company safety instructions and procedures.

16.	Ban on Loans

It is unlawful for the Company to make personal loans, directly or indirectly, including through any subsidiary, to any officer or director or to modify the terms of any loan to any officer that was outstanding on July 1, 2002.

17.	Special Ethics Obligations for Employees with Financial Reporting

Responsibilities

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company.

Depending on their position with the Company, Employees may be called upon to provide information to assure that the Company's public reports are complete, fair and understandable. The Company expects all of its Employees to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements.

The CEO, the Chief Financial Officer and principal accounting officer and those other employees designated by the Chief Financial Officer as being involved in the preparation of the Company’s financial statements (collectively, the “Financial Statement Reporting Employees”) have a special role both to adhere to the forgoing principles themselves and also to promote a culture throughout the Company of the importance of full, fair, accurate, timely and understandable reporting of the Company's financial results and conditions. Because of this special role, the Financial Statement Reporting Employees are bound by the following financial employee code of ethics (the "Financial Employee Code of Ethics"), and by accepting the Code, each such Financial Statement Reporting Employee agrees that he or she will:

•
Act with honesty and integrity, and to practice and promote ethical conduct, avoiding actual or apparent conflicts of interest between any such Financial Statement Reporting Employee’s personal and professional relationships.

•
Provide OSG’s stakeholders with information that is complete, objective, relevant, and otherwise necessary to ensure full, fair, accurate, timely and understand able disclosure in reports and documents that OSG files with, or submits to, the Securities and Exchange Commission, and in other of its public communications.

•	Comply with applicable laws, rules, standards, and regulations of federal, state and local governments, and other appropriate private or public regulatory, listing or standard-setting agencies.

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

•
Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose, and avoid using any such confidential information for personal advantage.

•
Not unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of OSG’s financial statements or accounting books and records.

Subject to applicable law, violations of this Financial Employee Code of Ethics will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment. If you suspect that a violation of the Financial Employee Code of Ethics has occurred, without regard to materiality, you must report the suspected violation to the Legal Department as soon as possible, or call the OSG Employee Hotline anonymously and toll-free anytime at (866) 604-1228.  Any reported suspected violation will be reported to the Internal Audit Department.

The Financial Employee Code of Ethics is deemed to be the "code of ethics"
required under Section 406 of the Sarbanes-Oxley Act of 2002, complying with the standards set forth in Item 406 of Securities and Exchange Commission's Regulation
S-K.

18.	Family Members

Portions of this Code will, of course, affect not only Company Employees but also members of their immediate families. For example, financial interests that could create divided loyalties if owned by an Employee may not be owned by his or her spouse or children. Accordingly, to the extent applicable, immediate family members of Employees of the Company should also comply with this Code.

19.	Use of Agents and Non-Employees

Company Employees may not use agents or other non-employees to engage in practices that contravene this Code. The Code applies to all activities on behalf of the Company. Employees retaining agents or other representatives should avoid situations that could give rise to misunderstandings. Further, agents and other non-employees should be compensated at competitive rates that are commensurate with the services they perform.

20.	Reporting any Illegal or Unethical Behavior

Employees are required to report any observed illegal or unethical behavior. Employees are expected to cooperate in internal investigations of misconduct. Retaliation in any form against (a) an individual who in good faith reports a violation of the Code, any other official policy of the Company, or any law, even if the report is mistaken, or (b) any person who assists in the investigation of a reported violation, is itself a serious violation of this Code. Acts of retaliation should be reported immediately to the Legal Department and will be disciplined appropriately. Employees should also read the Company's Employee Complaint Procedures relating to Accounting and Auditing Matters, which describes the Company's procedures for the receipt, retention, and treatment of complaints received by the Company specifically regarding accounting, internal accounting controls, or auditing matters. Any Employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

If you have observed any suspected illegal or unethical behavior, you may report such behavior on a confidential and/or anonymous basis through calling the OSG Employee Hotline toll-free anytime at 1 (866) 604-1228.

21.	Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board and will be promptly disclosed as required by law or regulation.

22.	Compliance With This Code

Copies of this Code will be distributed to current and future Employees of the Company. Each recipient will be asked to sign the verification form immediately following the Code, which will become part of his or her permanent record with the Company, to confirm that he understands how the Code applies to him or her and that he or she is obligated to abide by them. Each Employee in a supervisory position is responsible for maintaining his department's awareness of the importance of complying with the Code.

The Company's regular internal audit program will include procedures to test compliance with the Code. In addition, the Board of Directors or the CEO may from time to time order special audits of compliance. If it is determined that any operating procedures have contributed to departures from the Code, the Company will take appropriate steps to correct such procedures.

Violation of this Code is a serious matter that may result in disciplinary action, including termination of employment. In addition, violation of this Code may in some cases subject an individual to civil and criminal sanctions.

The Company will review this Code from time to time and, if necessary, make appropriate additions or changes.

Overseas Shipholding Group, Inc.
Verification of Receipt and Understanding

I have received and read the above copy of Overseas Shipholding Group Code of Business Conduct and Ethics. I understand how this Code applies to me and that I am obligated to abide by it.
_____________________________
Date: _______________                                                                                         Signature

_____________________________
                 Print Employee

(Company Copy)

Overseas Shipholding Group, Inc.
Verification of Receipt and Understanding

I have received and read the above copy of Overseas Shipholding Group Code of Business Conduct and Ethics. I understand how this Code applies to me and that I am obligated to abide by it.

______________________________
Date: _________________                                                                                       Signature

______________________________
Print Employee Name

(Employee Copy)